Exhibit 99.1

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES SENIOR NOTE OFFERING

Boston, Massachusetts – May 27, 2009 – American Tower Corporation (NYSE: AMT) announced today that it has priced its institutional private placement of senior unsecured notes due 2019 in an aggregate principal amount of $300.0 million. The notes will have an interest rate of 7.25% per annum and are being issued at a price equal to 98.279% of their face value. The net proceeds of this offering are expected to be approximately $291.3 million.

The Company intends to use the net proceeds from this proposed offering (i) to finance the repurchase of the Company’s 7.50% senior notes due 2012 through a tender offer and, if any such notes remain outstanding following the consummation of the tender offer, to finance the redemption of such notes pursuant to their terms and the terms of the indenture under which they were issued; (ii) to repay $50 million of outstanding indebtedness incurred under the Company’s senior unsecured revolving credit facility; and (iii) for general corporate purposes. The tender offer is being made solely by means of the tender offer documentation.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes subject to the proposed offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States or to, or for the account or benefit, of U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements”, all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the dollar amount to be received in net proceeds, the Company’s ability to complete the offering, and the Company’s expectations for the use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the Form 10-Q for the quarter ended March 31, 2009 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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